   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 6, 1996

                                                 REGISTRATION NO. 333-4446
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                 ------------

                             AMENDMENT NO. 1

                                    TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                 ------------
                          FARM FAMILY HOLDINGS, INC.
            (Exact name of Registrant as specified in its charter)

       DELAWARE                 6719                     14-1789227
   (State or other  (Primary Standard Industrial      (I.R.S. Employer
   jurisdiction of   Classification Code Number)   Identification Number)
   incorporation or
     organization)

                          FARM FAMILY HOLDINGS, INC.
                                 P.O. BOX 656
                             ALBANY, NY 12201-0656
                                (518) 431-5000

  (Address, including zip code, and telephone number, including area code, of
                        Registrant's principal offices)
                                 ------------
                              VICTORIA M. STANTON
            EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          FARM FAMILY HOLDINGS, INC.
                                 P.O. BOX 656
                             ALBANY, NY 12201-0656
                                (518) 431-5000

(Name, address, including zip code, and telephone number, including area code, of agents for service)
                                 ------------
                                  Copies to:
           LARS BANG-JENSEN                        PETER J. GORDON
LEBOEUF, LAMB, GREENE & MACRAE, L.L.P.       SIMPSON THACHER & BARTLETT
         125 WEST 55TH STREET                   425 LEXINGTON AVENUE
          NEW YORK, NY 10019                     NEW YORK, NY 10017
            (212) 424-8000                         (212) 455-2000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                 ------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
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

PROSPECTUS
3,000,000 SHARES
FARM FAMILY HOLDINGS, INC.

COMMON STOCK
($.01 PAR VALUE)

All of the shares of Common Stock (the "Common Stock") of Farm Family Holdings, Inc., a Delaware corporation (the "Holding Company"), offered hereby (the "Shares") are being offered on a non-underwritten basis by the Holding Company to Subscription Policyholders and Participating Surplus Note Holders (as such terms are defined herein) pursuant to nontransferable subscription rights (the "Subscription Offering"). All or a portion of the Shares not subscribed for in this Subscription Offering may be offered, at the discretion of the Holding Company, to the public in a subsequent underwritten public offering (the "Public Offering," and together with the Subscription Offering, the "Offerings").

The Shares are being offered in connection with a plan of reorganization and conversion (the "Plan") pursuant to which Farm Family Mutual Insurance Company ("Farm Family Mutual") will convert from a New York mutual property and casualty insurance company to a New York stock property and casualty insurance company and become a wholly owned subsidiary of the Holding Company (the "Reorganization," as defined herein). The Shares are in addition to shares of Common Stock that will be issued to Subscription Policyholders and Participating Surplus Note Holders in the Reorganization in exchange for certain of their existing interests in Farm Family Mutual. See "The Reorganization--The Plan." The number of Shares that each Subscription Policyholder and Participating Surplus Note Holder will be entitled to purchase in the Subscription Offering was determined in accordance with formulas established by the Plan. See "The Reorganization--Subscription Offering." The issuance of Shares in the Subscription Offering is not contingent upon the issuance of a minimum number of shares of Common Stock in the Reorganization or the receipt by the Holding Company of subscriptions for a minimum number of Shares in the Subscription Offering or the consummation of the Public Offering. A partial subscription and the failure to effect the Public Offering might have an adverse effect on the market for the Common Stock, the ability of purchasers of the Shares in the Subscription Offering to resell such Shares, and the ability of the Company to raise additional capital in the equity markets in the future. See "Risk Factors--Effect of Partial Subscription for Shares; Withdrawal." There can be no assurance that subscribers for the Shares in this Subscription Offering will in fact be able to purchase such Shares because the Company may determine to cancel or rescind the Subscription Offering at any time prior to the effective date of the Reorganization (the "Effective Date"). See "The Reorganization--Cancellation of the Subscription Offering."

The price of the Shares in the Subscription Offering (the "Subscription Price") will be $21.00 per Share. The Subscription Price was set by the Company (as defined herein) after consultation with its financial advisor. The number of Shares to be issued to purchasers in the Subscription Offering in exchange for full payment at the Subscription Price will be increased if the price to the public in the Public Offering (the "Public Offering Price") or the Revised Subscription Price (as defined herein) is less than the Subscription Price. See "The Reorganization--Subscription Offering-- Subscription Price and Payment for Shares." Prior to the earlier of (i) the Public Offering, if any, or (ii) the Effective Date, there will be no public market for the Common Stock of the Holding Company.

THE SUBSCRIPTION OFFERING EXPIRES AT 4:00 P.M., NEW YORK TIME, ON JUNE 12, 1996 (THE "SUBSCRIPTION EXPIRATION DATE"). SUBSCRIPTION ORDER FORMS AND PAYMENT IN FULL FOR THE SHARES BEING SUBSCRIBED FOR MUST BE RECEIVED BY THE BANK OF NEW YORK (THE "TRANSFER AGENT") NOT LATER THAN 4:00 P.M., NEW YORK TIME, ON THE SUBSCRIPTION EXPIRATION DATE. SUBSCRIPTIONS FOR SHARES ARE IRREVOCABLE BY THE SUBSCRIBER. SUBSCRIPTION FUNDS WILL BE HELD IN AN ESCROW ACCOUNT WITH THE BANK OF NEW YORK, AS ESCROW AGENT (THE "ESCROW AGENT"), PENDING CONSUMMATION OF THE SUBSCRIPTION OFFERING OR THE REFUND OF SUCH FUNDS TO SUBSCRIBERS. PLEASE READ THIS PROSPECTUS FOR ADDITIONAL INFORMATION ON SUBSCRIPTION PROCEDURES AND ON OTHER ASPECTS OF THIS SUBSCRIPTION OFFERING.

The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "FFH," subject to official notice of issuance.

SEE "RISK FACTORS" COMMENCING ON PAGE 12 HEREIN FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE SHARES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                                                        SUBSCRIPTION PROCEEDS TO
                                                        PRICE        COMPANY(2)
Per Share(1)........................................... $21.00       $21.00
Total........................................Minimum(3) $0           $0
                                             Maximum(4) $63,000,000  $63,000,000
- --------------------------------------------------------------------------------

(1) If the Public Offering Price or the Revised Subscription Price is less than the Subscription Price, the effective price per share and amount of proceeds per share to the Holding Company will be reduced because the number of Shares issued in exchange for full payment at the Subscription Price will be increased. See "The Reorganization--Subscription Offering-- Subscription Price and Payment for Shares."
(2) Before deducting expenses of the Subscription Offering payable by the Holding Company, estimated to be $1.2 million.
(3) Assumes no Shares are sold in the Subscription Offering.
(4) Assumes all Shares are sold in the Subscription Offering.

The date of this Prospectus is May 6, 1996.

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- -------------------------------------------------------------------------------
 NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS, AND, IF
GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE HOLDING COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE
ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE HOLDING COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION
IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS
NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER
OR SOLICITATION.

                              -------------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Risk Factors..............................................................   12
The Company...............................................................   18
The Reorganization........................................................   19
Option to Acquire Life Company............................................   26
Use of Proceeds...........................................................   30
Dividend Policy...........................................................   30
Capitalization............................................................   31
Selected Consolidated Financial Data......................................   32
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..............................................................   34
Business..................................................................   40
Management................................................................   60
Certain Relationships and Related Transactions............................   67
Stock Ownership of Management.............................................   73
Description of Capital Stock..............................................   76
Shares Eligible for Future Sale...........................................   79
Legal Matters.............................................................   79
Experts...................................................................   79
Glossary of Selected Insurance Terms......................................   80
Index to Financial Statements.............................................  F-1

                              -------------------

 UNTIL AUGUST 4, 1996, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER
A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT
TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
3,000,000 SHARES

FARM FAMILY
HOLDINGS, INC.

COMMON STOCK
($.01 PAR VALUE)



PROSPECTUS

DATED MAY 6, 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The estimated expenses of the issuance and distribution, all of which are payable by the Registrant, are as follows:

    SEC Registration Fee............................................ $   21,725
    NASD Fee........................................................      6,800
    Stock Exchange Listing..........................................     89,870
    Printing and Engraving..........................................    316,000
    Accounting Fees and Expenses....................................    100,000
    Legal Fees and Expenses.........................................    525,000
    Blue Sky Fees and Expenses......................................     15,000
    Transfer Agent and Escrow Agent's Fees and Expenses.............    135,000
    Miscellaneous Expenses..........................................     25,000
                                                                     ----------
      Total......................................................... $1,234,395

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

ITEM 16. EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

  (a) Exhibits

       *2.1   -- Plan of Reorganization and Conversion, dated February 14,
                 1996, as amended by Amendment No. 1, dated April 23, 1996
                 (Exhibits A, B and C to Exhibit 2.1 are included as Exhibits
                 10.1, 3.1 and 3.2, respectively, to this Registration
                 Statement)
       *3.1   -- Certificate of Incorporation of Farm Family Holdings, Inc.
       *3.2   -- Bylaws of Farm Family Holdings, Inc.
       *4.1   -- Form of Certificate for shares of Common Stock
       *5.1   -- Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
       *8.1   -- Tax Opinion of LeBoeuf, Lamb, Greene & MacRae, L.L.P.
      *10.1   -- Option Purchase Agreement, dated February 14, 1996, among Farm
                 Family Holdings, Inc. and The Shareholders of Farm Family Life
                 Insurance Company Listed Therein
      *10.2   -- Expense Sharing Agreement, made effective as of January 1,
                 1996, by and between Farm Family Mutual Insurance Company and
                 Farm Family Life Insurance Company
      *10.3   -- Indenture of Lease, made the 1st day of January 1988, between
                 Farm Family Life Insurance Company and Farm Family Mutual
                 Insurance Company as amended by the Amendment to Lease,
                 effective January 1, 1994
      *10.4   -- Underlying Multi-Line Per Risk Reinsurance Contract, effective
                 January 1, 1995, issued to Farm Family Mutual Insurance
                 Company by The Subscribing Reinsurer(s) Executing the
                 Interests and Liabilities Agreement(s) Attached Thereto, as
                 amended by Addendum No. 1, effective January 1, 1996

      *10.5   -- Umbrella Quota Share Reinsurance Contract, effective January
                 1, 1995, issued to Farm Family Mutual Insurance Company and
                 United Farm Family Insurance Company, as amended by Addendum
                 No. 1, effective January 1, 1995
      *10.6   -- Excess Catastrophe Reinsurance Contract effective January 1,
                 1996, issued to Farm Family Mutual Insurance Company
      *10.7   -- Assumption Agreement, commencing January 1, 1995, between Farm
                 Family Mutual Insurance Company and United Farm Family
                 Insurance Company
      *10.8   -- Service Agreement, made effective as of July 25, 1988, by and between Farm Family Mutual Insurance Company and United Farm
                 Family Insurance Company
      *10.9   -- Form of Membership List Purchase Agreement between Farm Family
                 Mutual Insurance Company and each of the Farm Bureaus
      *10.10  -- Farm Family Mutual Insurance Company 8% Subordinated Surplus
                 Certificate, as amended by Certificate of Amendment No. 1 and
                 Trust Indenture, dated as of December 29, 1976 relating to the
                 8% Subordinated Surplus Certificates
      *10.11  -- Farm Family Mutual Insurance Company 5% Debenture, as amended by Certificate of Amendment, effective January 1, 1969,
                 Certificate of Amendment No. 2, effective January 1, 1979,
                 Certificate of Amendment No. 3 and Supplemental Trust
                 Indenture, dated as of August 25, 1955, Amending Trust
                 Indenture Dated as of May 16, 1955 Relating to The 5%
                 Debentures, as amended by Certificate of Amendment, dated as of August 25, 1955, Certificate of Amendment No. 2, dated as of August 25, 1955, Certificate of Amendment No. 3, dated as of August 25, 1955
      *10.12  -- Farm Family Mutual Insurance Company Officer Severance Pay
                 Plan, adopted effective August 1, 1994
      *10.13  -- Farm Family Mutual Insurance Company Supplemental Employee
                 Retirement Plan, adopted as of January 1, 1994
      *10.14  -- Escrow Agreement between Farm Family Holdings, Inc. and The
                 Bank of New York, dated as of April 26, 1996
      *21.1   -- List of Subsidiaries
      *23.1   -- Consent of Coopers & Lybrand L.L.P.
      *23.2   -- Consent of LeBoeuf, Lamb, Greene & MacRae, L.L.P. (contained in their Opinion filed as Exhibit 5)
      *24.1   -- Power of Attorney (included with the signatures in Part II of this Registration Statement)
      *28.1   -- Information from reports furnished to State insurance
                 regulatory authorities
      *99.1   -- Form of Subscription Order Form for Subscription Policyholders
      *99.2   -- Form of Subscription Order Form for Participating Surplus Note
                 Holders

- --------

* Previously filed.

  (b) Financial Statement Schedule

   Schedule VI--Reinsurance

   Schedule X--Supplemental Information Concerning Property/Casualty Insurance Operations

ITEM 17. UNDERTAKINGS

  (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction on the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (b) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as a part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rules 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the Underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the Underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the Underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

  (d) The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the Undersigned, thereunto duly authorized, in the Town of Bethlehem, State of New York on May 6, 1996.

                                          FARM FAMILY HOLDINGS, INC.

                                          By:     /s/ Philip P. Weber
                                             ----------------------------------
                                                      Philip P. Weber
                                               President and Chief Executive
                                                          Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed below on May 6, 1996 by the following persons in the capacities indicated.

              SIGNATURE                             TITLE
              ---------                             -----
                   *
- -------------------------------------   Chairman of the Board of Directors
         WILLIAM M. STAMP, JR.

                   *
- --------------------------------------  Vice Chairman of the Board of
            JOHN W. LINCOLN             Directors


          /s/ Philip P. Weber           President and Chief Executive
- --------------------------------------  Officer (Principal Executive Officer)
            PHILIP P. WEBER

                    *
- --------------------------------------  Executive Vice President and
           CHARLES E. SIMON             Treasurer (Principal Financial and
                                        Accounting Officer)

                    *
- --------------------------------------  Director
            ROBERT L. BAKER

                    *
- --------------------------------------  Director
          FRED G. BUTLER, SR.

                    *
- --------------------------------------  Director
       RANDOLPH C. BLACKMER, JR.

                    *
- --------------------------------------  Director
           JOSEPH E. CALHOUN

                    *
- --------------------------------------  Director
            JAMES V. CRANE

                    *
- --------------------------------------  Director
           STEPHEN J. GEORGE

                    *
- --------------------------------------  Director
            GORDON H. GOWEN

             SIGNATURE                       TITLE
             ---------                       -----
                  *
- ----------------------------------       Director
          JON R. GREENWOOD

                  *
- ----------------------------------       Director
       CLARK W. HINSDALE III

                  *
- ----------------------------------       Director
         RICHARD A. JEROME

                  *
- ----------------------------------       Director
        ARTHUR D. KEOWN, JR.

                  *
- ----------------------------------       Director
         DANIEL R. LAPOINTE

                  *
- ----------------------------------       Director
           WAYNE A. MANN

                  *
- ----------------------------------       Director
           JOHN P. MOSKOS

                  *
- ----------------------------------       Director
          NORMA R. O'LEARY

                  *
- ----------------------------------       Director
       JOHN I. RIGOLIZZO, JR.

                  *
- ----------------------------------       Director
          HARVEY T. SMITH

                  *
- ----------------------------------       Director
          HOWARD T. SPROW

                  *
- ----------------------------------       Director
          RICHARD D. TRYON

                  *
- ----------------------------------       Director
         CHARLES A. WILFONG

                  *
- ----------------------------------       Director
           TYLER P. YOUNG


*By:     /s/ Philip P. Weber
    ------------------------------
          Philip P. Weber as

attorney-in-fact for each of the
     persons indicated

      [LETTERHEAD OF LEBOEUF, LAMB, GREENE & MACRAE, L.L.P. APPEARS HERE]

                                                                     May 6, 1996

VIA EDGAR FILING
- ----------------

Robert F. Bartelmes
Securities and Exchange Commission
Room 3068
450 Fifth Street, N.W.
Washington, D.C. 20549

Attention: Document Control -- EDGAR

        Re: Farm Family Holdings, Inc. --
            Registration Statement on Form
            S-1 (File No. 333-4446)
            ------------------------------


Dear Mr. Bartelmes:

        On behalf of Farm Family Holdings, Inc. (the "Holding Company"), we hereby submit for filing in electronic form a form of Amendment No. 1 ("Amendment No. 1") to the above-captioned Registration Statement (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of common stock, $0.01 par value, of the Holding Company. Defined terms used herein have the meanings given such terms in Amendment No. 1.

        In accordance with our conversation with the staff on May 3, 1996, we are submitting only the pages of Amendment No. 1 which contain changes from the Registration Statement as filed on May 3, 1996.

        The Company plans to initiate the Subscription Offering promptly as soon as the printing and preparation of the mailing packages is completed. The Subscription Offering is on a best efforts basis.

        Thank you for your assistance in this matter. The staff may direct any comments or questions about this Amendment No. 1 by telephone to Lars Bang-Jensen at (212) 424-8005 or to the undersigned at (212) 424-8330, by telecopier to (212) 424-8500 or to the address above.

                                                Sincerely yours,

                                                Robert E. D. Hawkins

cc: Victoria M. Stanton
    Mario P. Torsiello
    David P. Schieldrop
    Peter J. Gordon
    Denise Marbach
    Alexander M. Dye